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As filed with the Securities and Exchange Commission on April 17, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2212772 (I.R.S. Employer Identification Number)

405 State Highway Bypass 121
Building A, Suite 110
Lewisville, Texas 75067
(972) 219-3330
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas H. Ehrlich
Chief Financial Officer
Uranium Resources, Inc.
405 State Highway Bypass 121, Building A, Suite 110
Lewisville, Texas 75067
(972) 219-3330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Hilton, Esq.
David R. Crandall, Esq.
Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Telephone: (303) 899-7300
Facsimile: (303) 899-7333

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.001 per share	2,143,210	$2.13	$4,565,037.30	$622.68

(1)
This registration statement registers 2,143,210 shares of common stock of Uranium Resources, Inc. This registration statement also relates to such additional shares of common stock of Uranium Resources, Inc. as may be issued with respect to such shares of common stock by way of a stock dividend, stock split or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average high and low per share prices of the registrant's common stock as reported on the NASDAQ Capital Market on April 16, 2013.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED APRIL 17, 2013

PROSPECTUS

2,143,210 Shares of Common Stock

        This prospectus relates to shares of our common stock that will be sold from time to time by the selling stockholders named in this prospectus. The selling stockholders acquired these shares from us in the transactions described herein under "Selling Stockholders" on December 18, 2012, January 2, 2013, January 10, 2013, March 5, 2013 and March 25, 2013.

        All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling stockholders. We will not receive any of the proceeds from the sale of those shares.

        Our common stock is currently traded on the NASDAQ Capital Market under the symbol "URRE." On April 16, 2013, the last reported sales price for our common stock on the NASDAQ Capital Market was $2.10 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus for factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2013

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, and we take no responsibility for any other information that others may give you. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

        As permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC"), the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC's web site or at the SEC's offices described below under the heading "Where You Can Find More Information." Before investing in our common stock, you should read this prospectus, as well as the additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference."

        References to the "Company," "URI," "we," "our" and "us" in this prospectus are to Uranium Resources, Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

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 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process or continuous registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a description of the common stock which may be offered by the selling stockholders. Each time a selling stockholder sells common stock, the selling stockholder may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference" before investing in our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are generally identifiable by use of the words "estimate," "project," "believe," "intend," "plan," "anticipate," "expect" and similar expressions. These forward-looking statements include management's expectations regarding our liquidity and burn rate, reserves and mineralized uranium material, capital requirements, timing of receipt of mining permits and access rights, production capacity of mining operations for properties in South Texas and New Mexico and planned dates for commencement of production at such properties, and plans for consolidation of the uranium mineral interests in the New Mexico uranium district. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

        Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

  •
  the price of uranium;

  •
  availability of capital;

  •
  operating conditions at our mining projects;

  •
  government regulation of the mining industry and the nuclear power industry;

  •
  the world-wide supply and demand of uranium;

  •
  weather conditions;

  •
  currently pending or new litigation;

  •
  legislation and other actions by the Navajo Nation;

  •
  timely receipt of mining and other permits from regulatory agencies; and

  •
  the risks set forth herein under the caption "Risk Factors."

        In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which are inherently unreliable and speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus and the documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

CERTAIN DEFINITIONS

        Development:    Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

        Development Stage:    A "development stage" project is one which is undergoing preparation of an established commercially mineable deposit for its extraction but which is not yet in production. This stage occurs after completion of a feasibility study.

        Dollar or "$":    Unless otherwise indicated, or the context otherwise requires, references in this prospectus to "$" or "dollar" are to the lawful currency of the United States.

        Exploration:    Work involved in searching for ore, usually by employing the science of geology and drilling or driving a drift.

        Exploration Stage:    An "exploration stage" prospect is one which is not in either the development or production stage.

        Feasibility Study:    A comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

        In-situ:    Refers to materials in their natural position.

        Mineral:    A naturally occurring inorganic element or compound having an orderly internal structure and characteristic chemical composition, crystal form and physical properties.

        Mineralization:    The presence of economic minerals in a specific area or geological formation.

        Mineralized Material or Deposit:    A mineralized body, which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries and other factors, conclude current economic feasibility to extract it.

        Production Stage:    A "production stage" project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

        Reclamation:    The restoration of a site to acceptable regulatory standards after mining or exploration activity is completed.

        Reserves:    That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

        Resource:    The calculated amount of material in a mineral deposit, based on limited drill information.

        U3O8:    Uranium oxide. The mixture of uranium oxides produced after milling uranium ore from a mine. Sometimes loosely called "yellowcake." It is yellow in color and is usually represented by the empirical formula U3O8. Uranium is sold in this form.

PROSPECTUS SUMMARY

        This summary highlights selected information about Uranium Resources, Inc. and this offering of common stock. This summary does not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of Uranium Resources, Inc. you should read carefully this entire prospectus, including the "Risk Factors" section and the other documents we refer to and incorporate by reference. Unless otherwise noted, all share and per share information has been adjusted to reflect the one-for-ten reverse stock split of our common stock that became effective January 22, 2013.

 Uranium Resources Overview

        Uranium Resources, Inc. is a uranium exploration, development and production company. The Company was organized in 1977 to acquire and develop uranium mines in South Texas using the in-situ recovery mining process ("ISR"). Since its founding, the Company has produced over 8 million pounds of U3O8 from five Texas projects, two of which have been fully restored and returned to the land owners. The Company currently has two fully licensed ISR processing facilities in Texas: Kingsville Dome and Rosita. In addition, through a joint venture with Cameco Resources, the Company expanded and extended its exploration program for the 22,700 net acre Tecolote tract in Kenedy County, Texas. Since 1986, the Company has built a significant asset base in New Mexico that includes 144.8 million pounds U3O8 of in-place mineralized uranium material on over 206,000 acres of uranium mineral holdings. We have a U.S. Nuclear Regulatory Commission ("NRC") license to build a 3 million pound U3O8 per year ISR processing facility at Crownpoint, New Mexico. As a result of low uranium prices, we ceased production in 2009.

        Our principal executive offices are located at 405 State Highway Bypass 121, Building A, Suite 110 Lewisville, Texas 75067, and our telephone number is (972) 219-3330. Our website is located at www.uraniumresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

        For additional information as to our business, properties and financial condition, please refer to the documents cited in "Where You Can Find More Information" and "Information Incorporated by Reference."

 The Offering

        The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of our common stock, see "Description of Common Stock."

Issuer	Uranium Resources, Inc.
Common Stock Offered by the Selling Stockholders	2,143,210 shares
Use of Proceeds

The proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. The Company will not receive any of the proceeds from any sale by any selling stockholder of the common stock covered by this prospectus. See "Use of Proceeds."

Plan of Distribution

The shares may be offered and sold from time to time by the selling stockholders named herein, through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See "Plan of Distribution."

NASDAQ Capital Market Symbol	URRE
Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in the section entitled "Risk Factors," as well as any other information in this prospectus, any prospectus supplement and any document incorporated herein by reference, before purchasing our common stock.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider each of the following risk factors and the risk factors set forth in our most recent Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q, as well as the other information included or incorporated by reference in this prospectus or any prospectus supplement, before making an investment decision. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks. In addition, please read "Disclosure Regarding Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

We may not have sufficient cash to fund our operations through December 31, 2013, and if we are unable to raise additional capital, our business may fail and stockholders may lose their entire investment.

        We had $4.7 million in cash at December 31, 2012. Even with the net proceeds from our February 2013 rights offering, we currently do not have sufficient cash to fund our operations through December 31, 2013 and we will need to raise additional capital to fund our operations through December 31, 2013 and beyond. Additional financing may come in the form of an offering of common stock or other securities, sales of common stock pursuant to our at-the-market financing arrangement with BTIG LLC or borrowings from a bank or one of our stockholders. If additional shares are issued to raise capital, our existing stockholders will suffer dilution to their stock ownership and the value of our outstanding shares may fall. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. Our ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of our business plan and investor sentiment. We have no commitments for additional financing and there can be no assurance that additional funds will be available when needed, or on terms acceptable to us, if at all.

        If adequate funds are not available, we may be required to change our planned business strategies. Among other things, we may not be able to successfully develop our properties. There can be no assurance that we will be able to raise sufficient funds to allow the Company to move forward with its future development. If we are unable to secure additional capital, we would need to curtail business operations which would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investment.

The Company is not producing uranium at this time. As a result, we currently have no sources of operating cash. If we cannot monetize certain existing Company assets, partner with another company that has cash resources, find other means of generating revenue other than uranium production and/or access additional sources of private or public capital, we may not be able to remain in business.

        As a result of low uranium prices, we ceased production of uranium in 2009. While we have approximately 664,000 pounds of in-place uranium mineralized material at our South Texas properties, we are not planning to commence production at any of our South Texas properties until we are able to acquire additional reserves and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound range per year. Our ability to begin plant construction and wellfield development in New Mexico is subject to the receipt of necessary approvals for access to the property, availability of financing and activation of our permits and licenses. Our ability to initiate construction and development is dependent on resolution of access issues relating to Churchrock Section 8 (see "—The Navajo Nation's ban on uranium mining in what it considers to be Navajo Indian Country and its opposition to the transportation of radioactive substances over and across what it views as Navajo Nation lands may have a material adverse effect on our future operations" below). In addition, we expect that we will need to secure significant capital for the development of our Churchrock project in advance of beginning development activities on the project. We do not have a committed source of financing for the development of our Churchrock project. There can be no assurance that we will be able to obtain financing for this project or our other New Mexico projects. Our inability to develop the New Mexico properties would have a material adverse effect on our future operations.

        Until we begin uranium production we have no way to generate cash inflows unless we monetize certain Company assets or through financing activities. Our future uranium production, cash flow and income are dependent upon the results of exploration as well as our ability to bring on new, as yet unidentified wellfields and to acquire and develop additional reserves. We can provide no assurance that our properties will be placed into production or that we will be able to continue to find, develop, acquire and finance additional reserves. If we cannot monetize certain existing Company assets, partner with another company that has cash resources, find other means of generating revenue other than uranium production and/or access additional sources of private or public capital, we may not be able to remain in business and our stockholders may lose their entire investment.

Our ability to function as an operating mining company will be dependent on our ability to mine our properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

        We have deferred activities for exploration, delineation and development of new wellfields at all of our South Texas projects except for the Los Finados/Tecolote project. This decision limits our ability to be immediately ready to begin production should uranium prices improve suddenly. Our ability to operate on a positive cash flow basis will be dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long and short term market prices of uranium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond our control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production. A significant, sustained drop in uranium prices may make it impossible to operate our business at a level that will permit us to cover our fixed costs or to remain in operation.

The Navajo Nation's ban on uranium mining in what it considers to be Navajo Indian Country and its opposition to the transportation of radioactive substances over and across what it views as Navajo Nation lands may have a material adverse effect on our future operations.

        In April 2005, the Navajo Nation ("Nation") Council passed the Diné Natural Resources Protection Act of 2005, 18 Navajo Nation Code §1303, which prohibits uranium mining and processing on any sites within "Navajo Indian Country" as defined by 7 Navajo Nation Code § 254(A). The ban may impede or prevent us from developing and operating our properties located in federally defined Indian Country for two reasons. First, the Navajo Nation takes a more expansive view of its own jurisdiction over "Navajo Indian Country" than does current federal law. Specifically, 7 N.N.C. § 254(A) provides that the term "Navajo Indian Country" applies to all land within the exterior boundaries of the Navajo Indian Reservation or of the Eastern Navajo Agency, Navajo Indian allotments, dependent Indian communities, and all land held in trust for, owned in fee by, or leased by the United States to the Navajo Nation. This may conflict with federal law as codified by Congress and interpreted by the federal courts. The term "Indian Country" is derived from jurisdictional determinations in criminal law enforcement proceedings under the federal Indian Country statute,

18 U.S.C. § 1151, and understood to encompass territory situated within Indian reservations, land owned by Indian Allottees, and land within a dependent Indian community. Second, while the United States Court of Appeals for the Tenth Circuit has specifically held, en banc, that the Company's Section 8 property in Churchrock, New Mexico is not Indian Country, approximately 32.5% of our in-place mineralized uranium material is located elsewhere in federally defined Indian Country. Consequently, with respect to the Navajo Nation, our ability to mine will be adversely affected unless Navajo law is modified or a waiver or other exemption is provided.

        In February 2012, the Navajo Nation Council passed The Radioactive and Related Substances, Equipment, Vehicles, Persons and Materials Transportation Act of 2012 which would prohibit the transport across Nation lands of any equipment, vehicles, persons or materials for the purposes of exploring for or mining, producing, processing or milling any uranium ore, yellowcake, radioactive waste or other radioactive products on or under the surface of or adjacent to Nation lands unless the transporter has first (i) obtained Nation consent and a federal grant of easement, (ii) consented to full subject matter and personal jurisdiction of the Nation, and (iii) agreed to terms and conditions regarding clean-up and remediation. The Act would also require the Navajo Nation Environmental Protection Agency ("NNEPA") to promulgate regulations implementing notice requirements, license fees, bonding requirements, route restrictions and curfews for the transportation of radioactive substances over and across Nation lands or otherwise within Navajo Indian Country. The Act, which may conflict with federal laws and regulations governing the transport of radioactive materials, could have a material adverse effect on our future operations, including our ability to transport equipment and personnel to and from our properties and to transport resin from New Mexico to our processing facilities in Texas.

        In April 2012, the Nation's Division of Natural Resources issued a Notice of Violation and Order to Comply with the Navajo Nation Civil Trespass Act (the "NOV") against the Company's subsidiary Hydro Resources, Inc. ("HRI"). The NOV assessed a $50 civil assessment for alleged trespass on Section 9, Township 16 North, Range 16 West, N.M.P.M. ("Section 9"), which is land held in trust by the United States for the benefit of the Nation ("Trust Lands"). The NOV stated that HRI's Section 8 Churchrock property cannot be reached from New Mexico State Highway 566 without crossing either Section 9 or Section 17, both of which are Trust Lands, and that the Highway 566 right-of-way does not abut or extend into the Section 8 Churchrock property. The NOV demanded that HRI cease entering upon and crossing Section 9 and Section 17 for the purpose of transporting vehicles, equipment and/or personnel to the Section 8 Churchrock property until HRI either (i) provided documentation of a validly existing right-of-way or easement; or (ii) obtained an appropriate right-of-way from the Nation. In July 2012, HRI and the Nation resolved the NOV by entering into a Temporary Access Agreement (the "Agreement"). Under the terms of the Agreement, HRI and its contractors may now access Section 8 through either Section 9 or 17 to support site visits by the Nuclear Regulatory Commission and to satisfy other administrative permitting and licensing requirements related to the Churchrock Project. The Agreement does not extend to construction-related or earth-disturbing activities. HRI has further agreed to remediate any radioactive contamination now existing on Sections 8 and 17 surface lands created by prior operators prior to commencing mining operations on Section 8. Under the terms and for the duration of this Agreement, HRI has agreed to the jurisdiction of the Navajo Nation with respect to the subject matter of the Agreement. HRI and the Nation are now actively engaged in settlement negotiations in order to determine effective compliance with the remediation requirement included in the Agreement, including applicable clean-up standards, enforcement and waste disposal, and to address longer-term surface access to the entire licensed Project site consistent with applicable law. If further agreement with the Nation is not reached, our development plan could be materially adversely affected.

Certain of our mineral properties may be subject to defects in title and we are at risk of loss of ownership.

        Many of our mining properties are unpatented mining claims to which we have only possessory title. The validity of unpatented mining claims is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims or other real property interests that are owned in fee simple. Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and therefore it can be difficult or impossible to confirm that all of the requisite steps have been followed for location, perfection and maintenance of an unpatented mining claim. The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove locatable minerals, such as uranium. We are also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the public land remains with the federal government. We remain at risk that the mining claims may be lost either to the federal government or to rival private claimants due to failure to comply with statutory requirements. In addition, we may not have, or may not be able to obtain, all necessary surface rights to develop a property.

        We may incur significant costs related to defending the title to our properties. A successful claim contesting our title to a property may cause us to compensate other persons or perhaps reduce our interest in the affected property or lose our rights to explore and develop that property. This could result in us not being compensated for our prior expenditures relating to the property.

Exploration and development of uranium properties are risky and subject to great uncertainties.

        The exploration for and development of uranium deposits involve significant risks. It is impossible to ensure that the current and future exploration programs on our existing properties will establish reserves. Whether a uranium ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; uranium prices, which cannot be predicted and which have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; availability of labor, labor costs and possible labor strikes; availability of drilling rigs, and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations. Most exploration projects do not result in the discovery of commercially mineable deposits of uranium and there can be no assurance that any of our exploration stage properties will be commercially mineable or can be brought into production.

The developments at the Fukushima Daiichi Nuclear Power Plant in Japan continue to have a negative impact on the uranium markets and public acceptance of nuclear energy is uncertain.

        The developments at the Fukushima Daiichi Nuclear Power Plant following the earthquake and tsunami that struck parts of Japan in March 2011 created heightened concerns regarding the safety of nuclear power plants and the ability to safeguard the material used to fuel nuclear power plants. The impact on the perception of the safety of nuclear power resulting from this event may cause increased volatility of uranium prices in the near to mid-term as well as uncertainty involving the continued use and expansion of nuclear power in certain countries. A reduction in the current or the future generation of electricity from nuclear power could result in a reduced requirement for uranium to fuel nuclear power plants which may negatively impact the Company in the future.

        Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. The developments at the

Fukushima Daiichi Nuclear Power Plant may affect public acceptance of nuclear technology. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.

The only significant market for uranium is nuclear power plants world-wide, and there are a limited number of customers.

        We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

The price of alternative energy sources affects the demand for and price of uranium.

        The attractiveness of uranium as an alternative fuel to generate electricity may be dependent on the relative prices of oil, gas, coal and hydro-electricity and the possibility of developing other low-cost sources of energy. If the prices of alternative energy sources decrease or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in a decrease in the price of uranium.

We may not be able to mine a substantial portion of our uranium in New Mexico until a mill is built in New Mexico.

        A substantial portion of our uranium in New Mexico lends itself most readily to conventional mining methods and may not be able to be mined unless a mill is built in New Mexico. We have no immediate plans to build, nor are we aware of any third party's plan to build, a mill in New Mexico and there can be no guarantee that a mill will be built. In the event that a mill is not built, a substantial portion of our uranium may not be able to be mined. Our inability to mine all or a portion of our uranium in New Mexico would have a material adverse effect on future operations.

Our operations are each subject to environmental risks.

        We are required to comply with environmental protection laws, regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and we anticipate that we will be required to continue to do so in the future. The material laws and regulations within the U.S. include the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978, or UMTRCA, Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, the State Mined Land Reclamation Acts or State Department of Environmental Quality regulations and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations of the NNEPA, as applicable.

        We are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the NRC and the state of Texas. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act. Mining operations may be subject to other laws administered by the United States Environmental Protection Agency and other agencies.

        The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium mining and milling. The possibility of more stringent regulations exists in the areas of worker health and safety, storage of hazardous materials, standards for heavy equipment used in mining or milling, the disposition of wastes, the decommissioning and reclamation of exploration, mining and ISR sites, climate change and other environmental matters, each of which could have a material adverse effect on the cost or the viability of a particular project.

        We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards, and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business or may cause material changes or delays our intended activities.

        Our operations may require additional analysis in the future including environmental, cultural and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. We cannot provide assurance that we will be able to obtain or maintain all necessary permits that may be required to continue our operation or exploration of our properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected.

Mine closure and remediation costs for environmental liabilities may exceed the provisions we have made.

        Natural resource companies are required to close their operations and rehabilitate the lands that they mine in accordance with a variety of environmental laws and regulations. Estimates of the total ultimate closure and rehabilitation costs for uranium mining operations are significant and based principally on current legal and regulatory requirements and mine closure plans that may change materially. Any underestimated or unanticipated rehabilitation costs could materially affect our financial position, results of operations and cash flows. Environmental liabilities are accrued when they become known, are probable and can be reasonably estimated. Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce our consolidated net income in the related period.

        The laws and regulations governing mine closure and remediation in a particular jurisdiction are subject to review at any time and may be amended to impose additional requirements and conditions which may cause our provisions for environmental liabilities to be underestimated and could materially affect our financial position or results of operations.

Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities and other dangers. If we are unable to maintain adequate insurance, or liabilities exceed the limits of our insurance policies, we may be unable to continue operations.

        The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties are found to have commercial quantities of uranium, we would be subject to additional risks respecting any development and production activities.

        Although we carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure because of cost or other business reasons. In addition, the insurance industry is undergoing change and premiums are being increased. If we are unable to procure adequate insurance because of cost, unavailability or otherwise, we might be forced to cease operations.

Reserve and other mineralized material calculations are estimates only, and are subject to uncertainty due to factors including the price of uranium, inherent variability of the ore and recoverability of uranium in the mining process.

        The calculation of reserves, other mineralized material and grading are estimates and depend upon geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which may prove to be unpredictable. There is a degree of uncertainty attributable to the calculation of reserves, mineralized material and corresponding grades. Until reserves and other mineralized materials are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and other mineralized materials and ore may vary depending on the price of uranium. Any material change in the quantity of reserves, other mineralized materials, mineralization or grade may affect the economic viability of our properties.

Our inability to obtain financial surety would threaten our ability to continue in business.

        Future financial surety requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly as future development and production occurs at certain of our sites in Texas and New Mexico. The amount of the financial surety for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the financial surety instruments will require us to provide cash collateral for a significant amount of the face amount of the bond to secure the obligation. In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

Competition from better-capitalized companies affects prices and both our ability to acquire properties and personnel.

        There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are a number of producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

        Our future uranium production will also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union and from the sale of uranium inventory held by the United States Department of Energy. In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR and/or underground mining facilities. If we are unable to successfully compete for properties, capital, customers or employees or with alternative uranium sources, it could have a materially adverse effect on our results of operations.

Because we have limited capital, inherent mining risks pose a significant threat to us compared with our larger competitors.

        Because we have limited capital we may be unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, earthquake, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability.

Our business could be harmed if we lose the services of our key personnel.

        Our business and mineral exploration programs depend upon our ability to employ the services of geologists, engineers and other experts. In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of our employees. Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place. To retain key employees, we may face increased compensation costs, including potential new stock incentive grants and there can be no assurance that the incentive measures we implement will be successful in helping us retain our key personnel.

Approximately 41.0% of our common stock is controlled by two significant stockholders and management.

        As of April 1, 2013, approximately 38.9% of our common stock is controlled by two significant stockholders, including approximately 32.8% controlled by Resource Capital Fund V L.P. ("RCF") and 6.1% controlled by Global X Management Company LLC. In addition, as of April 1, 2013, our directors and officers are the beneficial owners of approximately 2.1% of our common stock. This includes, with respect to both groups, shares that may be purchased upon the exercise of outstanding options. Under a Stockholders' Agreement between RCF and the Company dated March 1, 2012, as subsequently modified by a Bridge Loan Agreement between the parties dated December 17, 2012, so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 10% of our issued and outstanding common stock, RCF will be entitled to have one designee placed in nomination for a seat on our Board of Directors, and so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 25% of our issued and outstanding common stock, RCF will be entitled to have an additional designee placed in nomination for a seat on our Board of Directors. John H. Pfahl and Mark K. Wheatley currently serve as RCF's designees on our Board of Directors. In addition, RCF has the right under the Stockholders' Agreement to participate in future equity offerings by the Company in proportion to its percentage ownership of the outstanding shares of our common stock. Such ownership by our principal stockholders, executive officers and directors, and the terms of the Stockholders' Agreement with RCF, may have the effect of delaying, deferring, preventing or facilitating a sale of the Company or a business combination with a third party.

The availability for sale of a large amount of shares may depress the market price of URI's common stock.

        As of April 1, 2013, approximately 19.8 million shares of our common stock were outstanding, all of which will be freely transferable following the effectiveness of the registration statement of which this prospectus forms a part. As of April 1, 2013, approximately 0.5 million shares of our common stock were reserved for issuance upon the exercise of outstanding options and warrants. The availability for sale of a large amount of shares by any one or several stockholders may depress the market price of our common stock and impair our ability to raise additional capital through the public sale of our common stock. We have has no arrangement with any of the holders of the foregoing shares to address the possible effect on the price of our common stock of the sale by them of their shares.

Terms of subsequent financings may adversely impact our stockholders.

        In order to finance our future production plans and working capital needs, we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders' rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. We currently have no authorized preferred stock but may so in the future. In addition, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

The benefits of integrating the Company and Neutron may not be realized.

        We acquired Neutron Energy, Inc. ("Neutron") on August 31, 2012, through the merger of URI Merger Corporation, a wholly-owned subsidiary of the Company, with and into Neutron, with Neutron surviving the merger as an indirect wholly-owned subsidiary of the Company. To be successful after the merger, we will need to combine and integrate the operations of the Company and Neutron into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, such as the need to revisit assumptions about reserves, future production, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If we cannot integrate our and Neutron's businesses successfully, we may fail to realize the expected benefits of the merger.

We may fail to implement an effective system of internal controls with respect to Neutron, which could harm our business.

        If we are not able to establish and maintain effective internal controls with respect to Neutron in a timely manner or with adequate compliance, we may not be able to accurately report our financial results or prevent fraud and may be subject to sanctions or investigation by, among others, the NASDAQ Capital Market. Any such action could harm our business or investors' confidence in the Company, and could cause our stock price to fall.

USE OF PROCEEDS

        The proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale by any selling stockholder of the shares of common stock offered by this prospectus.

 SELLING STOCKHOLDERS

        We are registering for resale the shares covered by this prospectus on behalf of the selling stockholders identified below. The selling stockholders acquired the resale shares from us in the transactions described below on December 18, 2012, January 2, 2013, January 10, 2013, March 5, 2013 and March 25, 2013.

        Resource Capital Fund V L.P.    On December 17, 2012, the Company entered into a Bridge Loan Agreement (the "Bridge Loan Agreement") among the Company, each of the Company's subsidiaries, as guarantors, and RCF, pursuant to which RCF provided a secured bridge loan to the Company in the amount of $5.0 million on December 18, 2012. The Company's obligations under the Bridge Loan Agreement carried an annualized interest rate of 10% and were secured by a first priority lien on all personal property of the Company and its subsidiaries. On December 18, 2012, the Company issued 42,883 shares of common stock to RCF in satisfaction of an establishment fee due under the terms of the Bridge Loan Agreement. On January 10, 2013 and March 5, 2013, the Company issued 4,861 shares and 26,482 shares, respectively, in satisfaction of interest due under the Bridge Loan Agreement. On March 5, 2013, RCF purchased 1,960,784 shares in a rights offering pursuant to its obligations under a Standby Purchase Agreement, dated December 17, 2012, under which RCF agreed to exercise subscription rights for the purchase of $5.0 million of common stock in a private placement. The subscription price for the common stock purchased in the rights offering was satisfied by offset against amounts outstanding under the Bridge Loan Agreement, which was subsequently terminated.

        As of April 1, 2013, RCF beneficial owned approximately 32.8% of the Company's outstanding common stock. Under a Stockholders' Agreement between RCF and the Company dated March 1, 2012 (the "Stockholders' Agreement"), as subsequently modified by the Bridge Loan Agreement, so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 10% of the Company's issued and outstanding common stock, RCF will be entitled to have one designee placed in nomination for a seat on the Company's Board of Directors, and so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 25% of the Company's issued and outstanding common stock, RCF will be entitled to have an additional designee placed in nomination for a seat on the Company's Board of Directors. John H. Pfahl and Mark K. Wheatley currently serve as RCF's designees on the Company's Board of Directors. In addition, RCF has the right under the Stockholders' Agreement to participate in future equity offerings by the Company in proportion to its percentage ownership of the outstanding shares of the Company's common stock.

        The Company and RCF are also party to a Registration Rights Agreement, dated as of March 1, 2012, pursuant to which the Company is obligated at its expense to register all shares received in connection with the Bridge Loan Agreement and the rights offering in a resale registration statement filed with the SEC.

        Cormark Securities Inc.    On January 2, 2013, the Company issued 83,200 shares of common stock to Cormark Securities Inc. ("Cormark") for financial services rendered by Cormark in connection with the Company's acquisition of Neutron, which closed on August 31, 2012.

        Richard A. Van Horn.    On March 12, 2013, the Company and Richard A. Van Horn, the former Senior Vice President of Operations and Development of the Company, entered into a Separation Agreement and General Release (the "Separation Agreement") governing Mr. Van Horn's separation from the Company. Mr. Van Horn joined the Company in March 1997 and served in various management positions until his separation from the Company in January 2013. Pursuant to the terms of the Separation Agreement, the Company issued 25,000 shares of stock to Mr. Van Horn on March 25, 2013.

        We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. In the case of RCF, we have agreed to maintain the effectiveness of this registration statement until the earlier of (i) the first date on which all of the shares covered by this prospectus are sold pursuant to an effective registration statement registering such securities for resale, or (ii) the first date on which the shares covered by this prospectus cease to be "registrable securities," which is defined generally as the date all such shares have been sold pursuant to Rule 144 or an effective registration statement or are held by a non-affiliate of the Company and may be sold pursuant to Rule 144 without being subject to volume or other restrictions set forth in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

        The following table sets forth:

  •
  the name of the selling stockholders;

  •
  the number and percent of shares of our common stock that the selling stockholders beneficially own prior to the offering for resale of the shares under this prospectus;

  •
  the number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus; and

  •
  the number and percent of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

        The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.

        This table is prepared solely based on information supplied to us by the listed selling stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 19,798,334 shares of our common stock issued and outstanding on April 1, 2013, adjusted as may be required by rules promulgated by the SEC.

	Shares Beneficially Owned Prior to Offering				Shares Beneficially Owned After Offering
				Number of Shares Being Offered
Stockholder	Number		%		Number		%
Resource Capital Fund V L.P.(1)(2)	6,494,015		32.8%	2,035,010	4,459,005	(3)	22.5%
Cormark Securities Inc.(4)	83,200		*	83,200	0		*
Richard A. Van Horn	87,624	(5)	*	25,000	62,624	(5)	*

TOTAL	6,664,839			2,143,210	4,521,629

*
Less than 1%.

(1)
The general partner of RCF is Resource Capital Associates V L.P. ("Associates V"). The general partner of Associates V is RCA V GP Ltd. ("RCA V"). Each of RCF, Associates V and RCA V may be deemed to have sole voting and dispositive power over, and therefore beneficial ownership of, the shares listed. The investment and voting control of RCA V is exercised by Messrs. Ryan T. Bennett, Ross R. Bhappu, Russ Cranswick, James McClements and Henderson G. Tuten and Ms. Sherri Croasdale (collectively, the "Principals"). Each of the Principals disclaims beneficial ownership of the shares of the Company's common stock beneficially owned by RCF, except to the extent of each of their pecuniary interest therein. Such information is based upon a Schedule 13D filing dated March 7, 2013.

(2)
Pursuant to the Stockholders' Agreement, RCF is entitled to have two designees placed in nomination for seats on the Company's Board of Directors so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 25% of the Company's issued and outstanding common stock. John H. Pfahl and Mark K. Wheatley currently serve as RCF's designees on the Company's Board of Directors. In June 2012, Mr. Pfahl received 5,000 shares of restricted stock under the Company's Amended and Restated 2004 Directors' Stock Option and Restricted Stock Plan concurrent with his election as a director of the Company. The shares vest 25% on each of the first four anniversaries of the date of grant. Mr. Pfahl is a senior associate of RCF Management, LLC and by virtue of such relationship, the Principals may be deemed to share voting and investment control over such shares to the extent owned by Mr. Pfahl. Mr. Wheatley is not associated with RCF or any entity affiliated with RCF. Neither of Mr. Pfahl or Mr. Wheatley is a principal of RCF, Associates V or RCA V or exercises any voting or investment control over the shares owned by RCF.

(3)
All of such shares have been previously registered for resale pursuant to a registration statement declared effective October 11, 2012. If all of the shares registered under that registration statement were sold, RCF would not beneficially own any shares of the Company's common stock.

(4)
Scott Lamacraft, the Chief Executive Officer of Cormark, and Jeff Kennedy, the Chief Financial Officer and Director—Equity Capital Markets of Cormark, exercise voting and dispositive powers with regard to the shares being offered by Cormark.

(5)
Includes 40,000 shares that may be acquired by Mr. Van Horn through the exercise of stock options.

PLAN OF DISTRIBUTION

        The selling stockholders, which term includes their transferees, pledgees or donees or their successors-in-interest, may sell the shares being offered from time to time in one or more transactions:

  •
  on the NASDAQ Capital Market or otherwise;

  •
  in ordinary brokers' transactions, which may include long or short sales;

  •
  in transactions involving cross or block trades or otherwise in the over-the-counter market;

  •
  through broker-dealers, who may act as agents or principals;

  •
  in "at the market" offerings to or through market makers into an existing market for the shares;

  •
  in other ways not involving market makers or established markets, including direct sales to purchasers in negotiated transactions;

  •
  through a bidding or auction process;

  •
  through one or more underwriters on a firm commitment or best efforts basis;

  •
  through the writing of options, swaps or other derivatives, whether listed on an exchange or otherwise; or

  •
  through a combination of such methods of sale or by any other legally available means.

        In addition, subject to compliance with applicable law, the selling stockholders may enter into option, derivative or hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders, and any related offers or sales of shares may be made under this prospectus. In some circumstances, for example, the selling stockholders may write call options, put options or other derivative instruments with respect to the shares, which they settle through delivery of the shares. These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

        The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices, at negotiated prices or at fixed prices, which may be changed from time to time. The selling stockholders also may sell the shares pursuant to Rule 144 or other available exemptions adopted under the Securities Act. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. The compensation of any particular broker-dealer, underwriter or agent may be in excess of customary commissions. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

        The selling stockholders may donate, pledge or otherwise transfer their shares in a non-sale related transaction to any person so long as the transfer complies with applicable securities laws. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities may occur, they will be described in an applicable prospectus supplement or a document incorporated by reference to the extent required. We will make copies of this prospectus available to the selling stockholders and have informed them that if they are deemed to be an underwriter, they will need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will receive no proceeds from the sale of shares by selling stockholders pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares, except that the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We will indemnify the selling stockholders, and the selling stockholders will indemnify us, and may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares, against certain liabilities, including liabilities arising under the Securities Act.

        Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer or other agent for the sale or purchase of shares, including through a block trade, special offering, exchange distribution, secondary distribution, or purchase by a broker or dealer, we will file a supplement to this prospectus, if required, disclosing:

  •
  the name of the participating broker-dealers;

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

  •
  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        A prospectus supplement or document incorporated by reference may be filed to disclose additional information with respect to any sale or other distribution of the shares.

DESCRIPTION OF COMMON STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. As of April 1, 2013, approximately 19.8 million shares of our common stock were issued and outstanding, all of which are fully paid and non-assessable, and there were approximately 0.5 million shares of our common stock issuable upon exercise of outstanding stock options and warrants. Our common stock is currently traded on the NASDAQ Capital Market under the symbol "URRE."

        Under the Stockholders' Agreement, as subsequently modified by the Bridge Loan Agreement, so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 10% of our issued and outstanding common stock, RCF will be entitled to have one designee placed in nomination for a seat on our Board of Directors, and so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 25% of our issued and outstanding common stock, RCF will be entitled to have an additional designee placed in nomination for a seat on our Board of Directors. John H. Pfahl and Mark K. Wheatley currently serve as RCF's designees on our Board of Directors. In addition, RCF has the right under the Stockholders' Agreement to participate in future equity offerings by the Company in proportion to its percentage ownership of the outstanding shares of our common stock.

        There are no other preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available therefore and to share ratably in our assets upon liquidation.

        Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of our common stock can elect all of the directors. Matters to be voted upon by the holders of our common stock require the affirmative vote of a majority of the votes cast at a stockholders meeting at which a quorum is present. The presence, in person or by proxy, of the holders of one-third of our outstanding shares is necessary to constitute a quorum at a stockholders meeting

        Corporate Stock Transfer, Inc., Denver, Colorado is the transfer agent and registrar for our common stock.

 LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for us by Hogan Lovells US LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements of Uranium Resources, Inc. for each of the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this prospectus and registration statement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report, incorporated by reference herein, and are incorporated by reference in reliance upon that report given on the authority of Hein & Associates LLP as experts in accounting and auditing.

        The information regarding our uranium mineralized materials in New Mexico incorporated by reference in this prospectus is included in reliance on the report submitted by Behre Dolbear & Company (USA), Inc., an independent private mining consulting firm, and has been included herein in reliance on the authority of such firm as experts in geology and engineering.

        The information related to our properties that constitute the Cibola Project, Ambrosia Lake Project and Edgemont Project including non-reserved mineralized material incorporated by reference in this prospectus and registration statement is included in reliance on the following independent technical reports, each of which were completed by Broad Oak Associates, an independent engineer: (i) the Technical Report on the Uranium Resources at The Ambrosia Lake Uranium Project, McKinley County, New Mexico, USA, dated January 18, 2011; (ii) the Technical Report on the Uranium Resources at The Cibola Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA, dated January 14, 2011; and (iii) the Technical Report on the Uranium Resources on The Edgemont Uranium Project, Fall River County, South Dakota, USA, dated January 18, 2011, and has been incorporated by reference herein in reliance on the authority of such firm as experts in geology and engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, District of Columbia 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information filed by us with the SEC are also available at our website. The address of the Company's website is www.uraniumresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate information into this prospectus "by reference," which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about the Company and its financial condition, business and results.

        We are incorporating by reference the Company's filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange

Act on or after the date hereof and prior to the termination of the offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

  •
  Current Reports on Form 8-K, as filed with the SEC on January 3, 2013, January 7, 2013, January 16, 2013, January 17, 2013, January 22, 2013, January 28, 2013, February 7, 2013, February 19, 2013, March 4, 2013, March 7, 2013, March 18, 2013 and April 17, 2013; and

  •
  the description of our common stock contained in our Form 8-A filed on April 11, 2007, including any amendments or reports filed for the purpose of updating the description.

        We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Uranium Resources, Inc.
405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, Texas 75067
Attn: Thomas H. Ehrlich
(972) 219-3330

PART II
INFORMATION NOTE REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Uranium Resources, Inc. (the "Company"). All of such fees and expenses, except for the Securities and Exchange Commission ("SEC") registration fee, are estimated:

SEC registration fee	$622.68
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	10,000

Total Expenses	$25,622.68

Item 15.    Indemnification of Directors and Officers.

        Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The Delaware General Corporation Law (the "DGCL") also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

        Our Restated Bylaws and Restated Certificate of Incorporation provide for indemnification of our directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. In addition, the Company has entered into an indemnification agreement with each director and officer that provides for indemnification and advancement of litigation expenses to fullest extent permitted by the DCGL.

        We maintain a policy of directors and officers liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.    Exhibits.

        The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this registration statement on Form S-3.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on the 17th day of April, 2013.

URANIUM RESOURCES, INC.
By:	/s/ CHRISTOPHER M. JONES
	Name:	Christopher M. Jones
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Messrs. Christopher M. Jones and Thomas H. Ehrlich and each of them severally as such person's true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER M. JONES Christopher M. Jones	President, Chief Executive Officer and Director (Principal Executive Officer)	April 17, 2013
/s/ THOMAS H. EHRLICH Thomas H. Ehrlich	Vice President—Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 17, 2013
/s/ PAUL K. WILLMOTT Paul K. Willmott	Director and Chairman	April 17, 2013
/s/ TERENCE J. CRYAN Terence J. Cryan	Director	April 17, 2013

Signature	Title	Date

/s/ MARVIN K. KAISER Marvin K. Kaiser	Director	April 17, 2013
/s/ JOHN H. PFAHL John H. Pfahl	Director	April 17, 2013
/s/ MARK K. WHEATLEY Mark K. Wheatley	Director	April 17, 2013

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 1, 2012, by and among the Company, URI Merger Corporation and Neutron Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on March 7, 2012).
4.1
Restated Certificate of Incorporation of the Company, dated February 15, 2004 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 filed July 26, 2004, SEC File No. 333-117653).
4.1.1	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.1 to the Company's Current Report on Form 8-K/A filed on December 7, 2007).
4.1.2
Second Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on January 28, 2013).
4.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009).
4.3
Stockholders' Agreement, dated as of March 1, 2012, by and between the Company and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on March 7, 2012).
4.4
Bridge Loan Agreement, dated December 17, 2012, by and among the Company, the subsidiaries of the Company from time to time party thereto, and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on December 19, 2012).
4.5
Registration Rights Agreement, dated as of March 1, 2012, by and between the Company and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on March 7, 2012).
4.6
Standby Purchase Agreement, dated December 17, 2012, by and between the Company and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on December 19, 2012).
5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being registered.
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
23.2	Consent Hein & Associates LLP, independent certified public accountants for the Company.
23.3	Consent of Behre Dolbear & Company (USA), Inc.
23.4	Consent of Broad Oak Associates.
24	Power of Attorney (included on signature page).